Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager—Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES PRICING OF

$200 MILLION OF 10% SENIOR NOTES DUE 2017

LAFAYETTE, LA – June 28, 2013—PetroQuest Energy, Inc. (NYSE: PQ) announced today that it has priced its previously announced private offering of $200 million aggregate principal amount of 10% Senior Notes due 2017 (the “New Notes”). The notes will be issued at a price equal to 100% of their face value plus accrued interest from March 1, 2013. The New Notes will have terms that, subject to certain exceptions, are substantially identical to the Company’s existing $150 million aggregate principal amount of 10% Senior Notes due 2017.

Subject to certain special redemption provisions, the Company intends to use the net proceeds from the offering to fund the purchase price of the Company’s previously announced proposed acquisition of certain producing oil and gas assets located in the shallow waters of the Gulf of Mexico from Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P., Hall-Houston Exploration IV, L.P. and GOM-H Exploration, LLC (the “Acquisition”) for approximately $193 million in cash and, to the extent any net proceeds remain after such use, for general corporate purposes.

The Company expects to close the sale of the New Notes on July 3, 2013, subject to the satisfaction of customary closing conditions.

The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and sell the New Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future proved, probable and possible reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.